Exhibit 10.2

UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.

Written Agreement by and between
Docket No. 10-229-WA/RB-HC
CITY NATIONAL BANCSHARES
CORPORATION
Newark, New Jersey

and

FEDERAL RESERVE BANK OF
NEW YORK
New York, New York

WHEREAS, City National Bancshares Corporation, Newark, New Jersey ("City National"), a registered bank holding company, owns and controls City National Bank of New Jersey ("Bank"), Newark, New Jersey, and one nonbank subsidiary;

WHEREAS, it is the common goal of City National and the Federal Reserve Bank of New York (the "Reserve Bank") to maintain the financial soundness of City National so that City National may serve as a source of strength to the Bank;

WHEREAS, City National and the Reserve Bank have mutually agreed to enter into this Written Agreement (the "Agreement"); and

WHEREAS, on November 23, 2010, the board of directors of City National, at a duly constituted meeting, adopted a resolution authorizing and directing Louis E. Prezeau to enter into this Agreement on behalf of City National, and consenting to compliance with each and every provision of this Agreement by City National and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the "FDI Act")(12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, City National and the Reserve Bank agree as follows:

Source of Strength

1.            The board of directors of City National shall take appropriate steps to fully utilize City National's financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the "Board of Governors") (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the Formal Agreement entered into with the Office of the Comptroller of the Currency on June 29, 2009, and any other supervisory action taken by the Bank's federal regulator.

Dividends and Distributions

2.             (a)           City National shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the "Director").

(b)           City National shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c)           City National and its nonbank subsidiary shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d)           All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, or required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on City National's capital, earnings, and cash flow; the Bank's capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment. For requests to declare or pay dividends, City National must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors' Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14,1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

3.             (a)           City National shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b)           City National shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Compliance with Laws and Regulations

4.             (a)           In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, City National shall comply with the notice provisions of section 32 of the FEN Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

(b)           City National shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FD1 Act (12 U.S.C. § 1828(k)) and Part 359 of the FDIC's regulations (12 C.F.R. Part 359).

Progress Reports

5.           Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders' equity.

Communications

6.           All communications regarding this Agreement shall be sent to:

(a)	Ms. Anita Awatramani
Senior Bank Examiner Federal
Reserve Bank of New York
33 Maiden Lane
New York, New York 10045

(b)	Mr. Louis E. Prezeau
President
City National Bancshares Corporation
900 Broad Street
Newark, New Jersey 07102

Miscellaneous

7.     Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to City National to comply with any provision of this Agreement.

8.           The provisions of this Agreement shall be binding upon City National and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

9.           Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

10.           The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting City National, the Bank, any nonbank subsidiary of City National, or any of their current or former institution-affiliated parties and their successors and assigns.

11.           Pursuant to section 50 of the FD1 Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 14th day of December, 2010.

CITY NATIONAL BANCSHARES	FEDERAL RESERVE BANK
CORPORATION	OF NEW YORK

By: /s/ Louis E. Prezeau	By: /s/ Armin Lovi
Louis E. Prezeau	Armin Lovi
President	Examining Officer